To request whatever is considered appropriate in the interests of the principal Corporation from Ministries, Central Government Offices and Departments, municipal, provincial and all types of Corporations, Authorities and officials, filing claims under administrative litigation, appeals and claims of any nature and type, following-up all the stages and proceedings of same; to request payment orders, present affidavits and justifications, file accusations and charges and ratify them; and to grant powers of attorney for lawsuits and litigation to legal representatives if the principal Corporation should require such legal representation, carrying out on behalf of the Bank all actions and defence in its favour, following-up such procedures through every stage, including the extraordinary proceedings of repeal and review, and being able to desist from, compromise in and suspend such proceedings.

l) To pledge securities belonging to the Portfolio of the Bank in quantities sufficient to formalize credit account policies with pledge guarantee in the amount considered appropriate in each case, signing for such purpose the necessary documents, as well as for the opening, disbursement of funds and the cancellation of the aforementioned accounts and their respective guarantees and the renewal of same upon the maturity of each policy.

m) To present for conversion in any Government offices, Banks (including the Bank of Spain), companies and establishments and by private individuals, any securities for conversion or exchange, withdrawing or collecting the new sheets, counterfoils, securities or certificates caused by such exchange or conversion, with current or overdue coupons, and carrying out whatever operations are necessary to such effect.

n) To enter into policies with insurance companies to cover all types of personal or real property, either belonging to the Bank or pledged or mortgaged in its favour against the risks of fire, catastrophic damage or civil liability, establishing in such policies the conditions he considers appropriate.

o) To authorise certifications from the books of account and documents of the Company.

p) To execute and sign the public deeds and private documents required for the legalization of the acts and contracts mentioned above.""

I ALSO HEREBY CERTIFY that the five members of the Executive Committee of the Bank attending the meeting held on March 23rd 1999 were the following: Mr. Emilio Botín-Sanz de Sautuola y García de los Ríos, Mr. Matías Rodríguez Inciarte, Mr. José Luis Díaz Fernández, Mr. Rafael Alonso Botín and Mr. Juan Secades y González Camino.

And for the record I hereby issue this certificate, under the signature of approval of Mr. Matías Rodríguez Inciarte, 2nd Vice Chairman, in Madrid this twenty-fifth day of March nineteen hundred and ninety-nine.

Signature of approval of the
2nd Vice Chairman

(illegible signature) (illegible signature)

DIANA WEBB DAVIES
MARTÍNEZ CAMPOS, 26
TEL. 342 33 13 • FAX: 342 33 21
28010 MADRID
INTERPRETE JURADO